Exhibit 1.4

EXTRACTED FROM KCRC CORPORATE GOVERNANCE MANUAL 3RD EDITION (APRIL 2006)

SECTION 2: CORPORATION AND MANAGING BOARD – ROLE OF THE CHAIRMAN, STANDING ORDERS, RULES FOR CONDUCT OF CORPORATION BUSINESS AND COMMITTEES OF THE MANAGING BOARD

CORPORATION AND MANAGING BOARD

201 The Kowloon-Canton Railway Ordinance (Chapter 372) sets out the powers of the Corporation.

202 The Corporation’s governing body is its Managing Board. This Board comprises a Chairman and nine Members, one of whom is the Chief Executive Officer. All are appointed by the Chief Executive of the Hong Kong Special Administrative Region with the exception of the Chief Executive Officer, who is appointed by the Corporation with the prior approval of the Chief Executive of the Hong Kong Special Administrative Region. The Chairman and the Chief Executive Officer perform the functions assigned to them by the Ordinance, the Managing Board and its Committees.

203 – 210 (not used)

ROLE OF THE CHAIRMAN

211 The Chairman is responsible for the conduct of the Business of the Managing Board.

212 The Chairman must ensure that the content and order of the Managing Board’s agenda are correct and that Members have the relevant Board papers in good time. In consultation with Members, he is required to settle the frequency, location and duration of meetings.

213 The Chairman shall preside at all meetings of the Managing Board. If he is unable to attend a meeting, and in the absence of any Member nominated and appointed to act as Chairman in his place, the Standing Orders of the Managing Board shall apply.

214 In the event that the Chairman is absent from Hong Kong or unable to through illness to carry out his duties, he must nominate a Member of the Managing Board to the Secretary of the Environment, Transport and Works for appointment to act as Chairman until he is able to resume his responsibilities.

215 The Chairman’s point of contact with Management will be through the Chief Executive Officer for all corporate matters and the Company Secretary for Board-related matters.

216 Correspondence addressed to the Chairman together with a draft response will be passed to the Chairman, who will have 24 hours to consider the matter and indicate his preferred course of action. Where Management holds a different view, a holding reply will be issued pending resolution of the matter with the Chairman. Where the Chairman does not respond before the end of the 24 hours, the matter will be processed by management. The Chairman shall be kept informed as to any action taken.

217 – 220 (not used)

STANDING ORDERS OF THE MANAGING BOARD

221 The Managing Board’s Standing Orders, which set out how the Board conducts its business, are reproduced as paragraphs 222 to 229 below.

222 The Board may appoint a Secretary and shall cause minutes to be kept of all resolutions and proceedings of the Board at each meeting. The minutes of each meeting shall include a record of the Members, Corporate staff and any other parties who are present.

223 Meetings of the Board will normally be held on the last Monday of each month. Formal notice will be given and confirmation of the date, time and venue will be noted at the end of the minutes of the previous meeting.

224 Any paper for consideration of the Board should be forwarded to reach Members at least 7 days prior to the relevant Board meeting. With the Chairman’s approval, urgent or sensitive papers may be distributed at any time prior to the meeting, or tabled at the meeting.

225 In addition, the Chairman is empowered to call extraordinary meetings of the Board at any time, and any 2 Members of the Board may together call a meeting by requisition to the Secretary in writing specifying the business of the meeting.

226 At least 48 hours’ notice of any extraordinary meeting shall be given in writing to each Member. The notice shall specify the place, date and time of the meeting and the business to be conducted.

227 The Chairman may also, without calling a meeting, circulate in writing any resolution to all Members of the Board, and such resolution shall be duly passed if signed by not less than 5 Members.

228 In the absence of the Chairman of the Board and of any Member nominated and appointed to act as Chairman in his place, the Board may appoint a Member to chair the meeting or to respond to problems on behalf of the Board.

229 In the event of any inconclusive ballot of Members on any issue, a casting vote shall be exercised by the Chairman.

230 - 240 (not used)

RULES FOR CONDUCT OF CORPORATION BUSINESS

241 The following matters will in all cases be referred to the Managing Board for its consideration and approval, together with any further items which the Board may from time to time decide –

(a)	Board General Standing Orders.

(b)	Rules for Conduct of Corporation Business.

(c)	By-laws.

(d)	3 Year Business Plans, including revenue, expenses and capital budgets for the ensuing year, annual manpower plan and pay review.

(e)	Annual Budget.

(f)	Annual Report and Audited Accounts.

(g)	Recommendations with respect to Dividend Payments.

(h)	Major Business Strategies.

(i)	Passenger Fares and Freight Charges.

(j)	Capital projects, and variations to capital projects, in excess of HK$50 million.

(k)	All contracts, and variations to all contracts, in excess of HK$50 million.

(l)	All non-lowest conforming expenditure and all non-highest conforming revenue contracts, and variations to such contracts, in excess of HK$20 million.

(m)	All consultancy contracts, and variations to consultancy contracts, in excess of HK$10 million.

(n)	Substantive appointments of the Chief Executive Officer, Senior Directors, Directors, Deputy Directors, and General Managers who directly report to the CEO, including prior clearance with the Board of any terms and conditions for negotiating agreements providing for pension, gratuities, settlement and other financial benefits.

(o)	Borrowings other than those involving uncommitted facilities with maturities of one year or shorter.

(p)	Purchase and sale of all real property.

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 2

(q)	Formation, acquisition and disposal of companies.

(r)	Write off of fixed assets, the original cost of each of which exceeded $50 million, and write off of items of capitalized expenses exceeding $10 million each.

242 In addition, Management must report to the Board each month on significant developments, together with the operating and financial results, information on use of the Corporate Seal, letting of major contracts, accidents, service disruptions, public complaints and any other matters which may be required by the Board from time to time.

243 All other authorities to carry out Corporation activities are delegated to the Chief Executive Officer.

244 – 250 (not used)

COMMITTEES OF THE MANAGING BOARD

251 Where a Committee of the Board is formed to handle a particular subject, a Chairman and a Secretary shall be appointed by the Board and minutes shall be kept in the same manner as for the Board itself. Furthermore, the decisions arising from the deliberations of any such Committee shall be referred to the full Board for ratification.

252 To date, the Managing Board has established five Committees, each with its own terms of reference, to assist the Board in carrying out its work. These are –

(a)	the Audit Committee;

(b)	the Strategic Human Resource Committee;

(c)	the Finance Committee;

(d)	the Capital Projects Committee; and

(e)	the Property Committee.

The Audit Committee

1.	Membership

1.1	The Committee shall consist of three independent non-executive Members appointed by the Board from amongst the Board Members, other than the Board Chairman.

1.2	The Chairman of the Committee shall be appointed by the Board. The Chairman of the Committee may appoint one of the Members of the Committee to act as the Chairman in his absence.

1.3	A quorum shall be two Members.

1.4	At least one member of the Committee should have appropriate financial experience.

1.5	The Chairman of the Audit Committee will arrange an induction briefing for new Audit Committee Members.

2.	Attendance at meetings

2.1	Director-Finance, General Manager-Internal Audit and the external auditor shall normally attend meetings of the Committee, except in the case of 3.2

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 3

2.2	The Committee may invite any other officer or employee to attend as and when appropriate.

2.3	The Company Secretary or his nominee shall be the Secretary to the Committee.

3.	Frequency of meetings and reporting

3.1	The Committee shall meet at least three times a year, and otherwise as required. The Chairman of the Committee shall decide the frequency and timing of meetings.

3.2	There shall be at least one meeting a year during which the Committee can meet the external auditor and General Manager-Internal Audit independently without management present.

3.3	The external auditor or General Manager-Internal Audit may request the Chairman of the Committee to convene a meeting if either considers that one is necessary.

3.4	The Committee shall be accountable to the Board and shall report on its business to the Board.

3.5	Minutes of Committee meetings shall be circulated promptly to all Members of the Committee and, once agreed, to all Members of the Board.

3.6	Notice of each meeting confirming the venue, time and date together with an agenda of items to be discussed shall be forwarded to each member of the Committee prior to the date of the meeting in a timely manner.

4.	Authority and duties

Authority

4.1	The Committee is authorised by the Board to -

(a)	investigate any activity within its terms of reference and shall have unrestricted access to books and records for this purpose;

(b)	seek any information that it requires from any employee and all employees shall be directed to cooperate with any request made by the Committee; and

(c)	obtain outside legal, accounting or other independent professional advice at the Corporation’s expense and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary.

Duties and responsibilities

4.2	The duties and responsibilities of the Committee shall be to -

(a)	give to the Board such assurance as it may reasonably require regarding the reliability of financial information submitted to it and of financial statements issued by the Corporation;

(b)	make recommendations to the Board on the appointment, removal and remuneration of the external auditor;

(c)	oversee the process for selecting the external auditor and make appropriate recommendations through the Board to the Chief Executive of the HKSAR;

(d)	assess the independence and objectivity of the external auditor having regard to HK and US professional and regulatory requirements, including ensuring the rotation of key partners at appropriate intervals;

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 4

(e)	pre-approve/monitor (whichever is appropriate) the appointment of the external auditor to any of the Corporation’s subsidiary companies and any additional services to be undertaken by the external auditor of such companies;

(f)	pre-approve all additional audit or non audit services to be undertaken by the external auditor, including associated fees;

(g)	ensure that the provision of additional audit or non-audit services does not impair the external auditor’s independence or objectivity;

(h)	review, and challenge where necessary, the actions and judgements of management, in relation to the Annual Report and Accounts, including Form 20-F, before submission to the Board, paying particular attention to -

•	critical accounting policies and practices, and any changes in them

•	decisions requiring a major element of judgement

•	the extent to which the financial statements are affected by any unusual transactions in the year and how they are disclosed

•	the clarity of disclosures

•	significant adjustments resulting from the audit

•	the going concern assumption

•	compliance with accounting standards

•	compliance with stock exchange, and other regulatory and legal, requirements

(i)	discuss with the external auditor, at an early stage, the nature and scope of the audit, including, in particular, the nature of any significant unresolved accounting and auditing problems; the nature of any significant adjustments, classification or additional disclosures proposed by the external auditor which are significant or which may in the future become material; and the nature and impact of any material changes in accounting policies;

(j)	review subsequently whether the external auditor has met the Audit Committee’s expectations as regards the agreed plan, their handling of key accounting and audit judgements, and in responding to questions from the Audit Committee;

(k)	review the external auditor’s management letter and management’s response, and approve the same;

(l)	keep under general review the system of internal audit in operation within the Corporation and to receive periodically reports from the internal auditor;

(m)	recommend to the Managing Board the appointment or dismissal of General Manager-Internal Audit;

(n)	approve the annual internal audit plan and ensure that the internal audit function is adequately resourced and has appropriate standing within the Corporation, and make recommendation to the Managing Board where necessary;

(o)	review management’s and General Manager-Internal Audit’s reports on the adequacy and effectiveness of systems of internal control, financial reporting and risk management, and make recommendations to the Managing Board where necessary;

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 5

(p)	review the Corporation’s statement on internal control systems prior to endorsement by the Board and to review the policies and processes for identifying and assessing business risks and the management of these risks by the Corporation, and make recommendations to the Managing Board where necessary; and

(q)	give to the Board such other assurance as it may reasonably require regarding compliance by the Corporation, its subsidiaries and those of its associates for which it provides management services with all legal and other regulations to which they are subject.

5.	Whistle blowing

5.1	Establish and keep under review procedures for -

(a)	the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

6.	Other Matters

6.1	The Committee shall -

(a)	review its TOR periodically and not less than once every three years, and make recommendations to the Board for changes where necessary;

(b)	ensure that the Committee’s duties and activities during the year are adequately disclosed in the Annual Report; and

(c)	undertake on behalf of the Chairman or the Board such other related tasks as the Chairman or the Board may from time to time entrust to it.

The Strategic Human Resource Committee

•	The Strategic Human Resource Committee shall consist of at least three non-executive Members of the Board, with the quorum being at least half of the Board Members.

•	The Managing Board may appoint expert members to the Strategic Human Resource Committee to provide advice, but they will not count towards the quorum of the Committee.

•	The Strategic Human Resource Committee is responsible to the Managing Board and may meet as frequently as it decides. Its terms of reference are as follows –

1.	to review and recommend to the Managing Board all proposals for creation and deletion of posts in the ranks of Senior Director, Director and Deputy Director;

2.	to review the outcome of all acting appointments made with a view to substantive promotion to the ranks of Senior Director, Director and Deputy Director, and to recommend to the Managing Board all appointments, promotions, and contract renewals together with their remuneration, of all staff to fill all posts in these ranks;

3.	to recommend to the Managing Board all appointments, promotions, and contract renewals together with their remuneration, of all staff to fill those Senior Executive posts which report directly to the Chief Executive Officer, namely, Company Secretary and General Counsel, General Manager - Corporate Affairs and General Manager - Internal Audit;

4.	to review and recommend to the Managing Board terminations of contracts and summary dismissals, together with their terms and conditions, of all staff in the ranks of Senior Director, Director, Deputy Director and Senior Executive;

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 6

5.	to review annually the pay and conditions of the Chief Executive Officer and to recommend to the Managing Board, for endorsement, any proposed adjustment, prior to this being put, via the Secretary for the Environment, Transport and Works, to the Chief Executive of the Hong Kong Special Administrative Region for approval;

6.	to review annually the remuneration of all staff in the ranks of Senior Director, Director, Deputy Director and Senior Executive, and to recommend to the Managing Board their respective adjustments in remuneration;

7.	to review annually the market pay trend data and to recommend to the Managing Board the adjustments in remuneration to be applied by Management to all staff in the Executive, Management and Non-management ranks; and

8.	to advise the Managing Board on any proposal to make a major change to existing terms and conditions of service for employees of the Corporation, or to introduce any major new term and condition of service.

The Finance Committee

•	The Finance Committee shall consist of at least three Members of the Board, with its quorum being at least half the Board Members.

•	The Managing Board may appoint expert members to the Finance Committee to provide advice, but they will not count towards the quorum of the Committee.

•	The Finance Committee is required generally to deal with the investment of surplus funds and to advise the Managing Board on the Corporation’s strategies for the financing of future major capital projects. Specifically it is required -

Investment of Surplus Funds

1.	to apply approved evaluation criteria for shortlisting and selecting companies to act as investment managers or custodians;

2.	to evaluate proposals from potential investment managers and custodians and to make recommendations to the Managing Board on appointment of these companies;

3	to determine the amounts of surplus funds to be managed by investment managers and by the Corporate Treasury Department;

4.	to develop specific cash investment guidelines;

5.	to review and monitor the investment performances of investment managers, custodians and the Corporate Treasury Department;

6.	to terminate the appointment of investment managers or custodians, as required;

Financing Strategies

7.	to develop financing strategies in respect of major capital projects and ongoing funding requirements and to make recommendations to the Managing Board;

8.	subject to the financing strategies developed under (7) being accepted by the Corporation and the Government, and to their proper reflection in Project Agreements, to ensure that the funding requirements of the Corporation are adequately met;

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 7

Others

9.	to perform any other related task that the Managing Board may remit.

The Capital Projects Committee

•	The Capital Projects Committee shall consist of at least three Members of the Board, with its quorum being at least half the Board Members.

•	The Managing Board may appoint expert members to the Capital Projects Committee to provide advice, but they will not count towards the quorum of the Committee.

•	The terms of reference of the Capital Projects Committee are to keep under review and to make recommendations to the Managing Board on the following subjects in respect of capital projects associated with West Rail, East Rail, the East Rail Extensions, and other new railway projects -

1.	Proposals for defining scope, engineering feasibility, cost and financial viability of the projects at the conceptual stage;

2.	Project Agreements and other contractual arrangements with the Government in respect of capital projects;

3.	The contract strategies for the projects;

4.	The conditions of contract for the projects, including procedures to control project expenditure, major variation orders and claim resolution, and their application by Management; and

5.	The progress of the projects, including proposals for significant changes in their respective scopes, programmes, designs, costs, budgets and contracts management, and any other significant issues.

The Property Committee

•	The Property Committee shall consist of at least three Members of the Board, with its quorum being at least half the Board Members.

•	The Managing Board may appoint expert members to the Property Committee to provide advice, but they will not count towards the quorum of the Committee.

•	The terms of reference of the Property Committee are to keep under review and to advise the Managing Board on the strategies for and progress on

(a)	property development for sale or investment;

(b)	the leasing of the Corporation’s property portfolio; and

(c)	optimizing the potential of the Corporation’s land and property portfolio to generate additional commercial income for the Corporation.

•	In addition, it is specifically required -

(a)	in respect of property development -

1.	to review periodically and to advise the Managing Board on the Corporation’s overall property development programmes;

2.	to review all proposed new property development projects, after technical and financial viability studies have been carried out, and prior to their submission by Management to the Town Planning Board;

Corporate Governance Manual 3rd Edition Amendment No. 2 of 27 Oct 2005	Page 8

3.	to approve the evaluation criteria for short listing property developers;

4.	to approve the short list of property developers;

5.	to approve the evaluation criteria for assessing tenders from property developers;

6.	to endorse the final selection of developers and to recommend them to the Managing Board for approval;

7.	to endorse the proposed Heads of Agreement for specific property development projects, and to recommend them to the Managing Board for approval;

8.	to keep under review the Corporation’s standard Joint Venture Agreement for property development projects, to endorse any proposed changes that are necessary in respect of any specific property development project and to recommend such changes to the Managing Board for approval before award of the relevant joint venture. Subsequently to consider any proposed changes to the Joint Venture Agreement that could impact adversely on the Corporation’s legal position, profit share or forecast share of profit in dollar terms;

(b)	in respect of investment in, and leasing and disposal of property -

9.	to examine any proposals for the Corporation to invest in the acquisition of commercial properties and to make appropriate recommendations to the Managing Board;

10.	to examine any proposals for leasing of Corporation property where the total revenue for the Corporation from the lease is estimated to exceed $20 million and to make appropriate recommendations to the Managing Board;

11.	to examine any proposals for disposing of property and to make appropriate recommendations to the Managing Board; and

(c)	in respect of generating additional commercial income -

12.	to examine any proposals for generating additional revenue in excess of $20 million from the land or property held by the Corporation and to make appropriate recommendations to the Managing Board.

253 – 260 (not used)

SUBMISSIONS TO THE MANAGING BOARD AND ITS COMMITTEES

261 As the Managing Board has consciously decided to limit its consideration to those key matters specified in the Rules for Conduct of Corporation Business, before making a submission to the Managing Board or one of its Committees the responsible Division or Department head must first ascertain whether the matter needs reference to the Managing Board or the Committee, or can instead be decided by the Chief Executive Officer exercising his delegated authority. Advice may be sought from the Company Secretary and General Counsel, and the Deputy Company Secretary.

262 The Chief Executive Officer has a duty to ensure that all submissions to the Managing Board and its Committees (except the Audit Committee) state the relevant issues and proposals succinctly and definitively. In the case of the Audit Committee, the Chief Executive Officer will only be concerned with those parts of papers which reflect Management’s responses to audit findings and recommendations, and not with the findings and recommendations of either the General Manager, Internal Audit or the External Auditor, which will not be subject to amendment or softening.

263 The Chief Executive Officer is responsible for deciding the content of papers to be submitted to the Board. In addition, the Chief Executive Officer will ensure that the Chairman is appropriately briefed on the content of papers. The Chairman has the responsibility to ensure that the content of papers submitted to the Managing Board accord with the policy previously laid down by the Managing Board, and where they do not, to bring this to the attention of the Chief Executive Officer. In consultation with the Chairman, the Chief Executive Officer will then be responsible for deciding whether any paper should be withdrawn from the agenda, whether the content of any paper should be amended to accord with the approved policy or whether the Managing Board’s approval should be sought to amend the prevailing policy. Where the Chairman holds a different view from those expressed in a paper, management will ensure that the Chairman’s views and arguments are incorporated in the paper.

264 All papers relating to matters falling within the terms of reference of a Board Committee must be considered by that Committee before being submitted to the Board unless the Board or the Chairman declares otherwise.

265 The Chairman, and Members having cleared any board paper initiated by them with the Chairman, may submit papers to the Managing Board in accordance with paragraph 224.

266 Only the Company Secretary and General Counsel, and the Deputy Company Secretary have the authority to despatch papers to the Board and its Committees. The purpose of this control is simply to ensure the quality, timeliness and orderliness with which papers are prepared and issued. For the avoidance of doubt, this requirement should not in any way inhibit or discourage any Directors or General Managers from raising issues on which they consider the Managing Board should be consulted or informed. Indeed it is their responsibility, as Directors and General Managers, both to raise issues and to speak up because Members of the Managing Board require their advice, and because Members and Management are part of the same corporate team.

267 - 300 (not used)

SECTION 3: ROLE OF THE CHIEF EXECUTIVE OFFICER AND THE MANAGEMENT COMMITTEE

ROLE OF THE CHIEF EXECUTIVE OFFICER

301 The Chief Executive Officer of the Corporation is responsible to the Board for the conduct of the day-to-day business of the Corporation and for implementing the policies and strategies decided by the Board. He is responsible to the Board for all aspects of the Corporation’s performance.

302 Save for those matters reserved to the Managing Board under the Rules for Conduct of Corporation Business for its consideration and decision, the Managing Board has delegated its authority to the Chief Executive to make decisions in respect of all other matters arising from the business of the Corporation.

303 The Chief Executive Officer reports to the Board on matters falling under the Rules for Conduct of Corporation Business through the Chairman in accordance with the provisions set out in paragraph 263.

304 The Chief Executive Officer is responsible for public relations and will be the spokesperson for the Corporation. The Chairman may be the spokesman on important matters, as decided by the Managing Board. For support on public relations matters, the Chief Executive Officer will designate a manager as the Chairman’s point of contact.

305-310 (not used)

ABSENCE OF THE CHIEF EXECUTIVE OFFICER

311 To cover periods when he is absent the Chief Executive Officer will either -

(a)	assign a Senior Director to carry out overall coordination of the Corporation’s day-to-day business; or

(b)	nominate a Senior Director to the Board for appointment to act as Chief Executive Officer until the incumbent returns to duty.

312 A Senior Director, who is assigned in accordance with paragraph 311 (a), will, during the period of any such assignment, have the Chief Executive Officer’s delegated authority to approve or endorse any matters relating to the day to day business of the Corporation which require the Chief Executive Officer’s approval or endorsement, subject only to any restrictions specifically imposed when any such assignment is made. However, this delegation does not extend to authorities or powers derived from the KCRC Ordinance (Cap. 372) and the Board. In any instance when the exercise of these activities or powers are required, the coordinating Corporate Executive must contact the Chief Executive Officer if it is a matter of urgency, which cannot await until the Chief Executive Officer’s return.

313 A Senior Director, who is nominated and appointed in accordance with paragraph 311(b) above, will, during the period of any such nomination and appointment, have both the full authorities or powers of the Chief Executive Officer as derived from the KCRC Ordinance (Cap. 372) and the Board and the authority to approve or endorse any matters relating to the conduct of the Corporation’s day to day business which require the Chief Executive Officer’s approval or endorsement, subject only to any restrictions specifically imposed when any such nomination and appointment is made.

314-320 (not used)

DELEGATION BY THE CHIEF EXECUTIVE OFFICER

321 The Chief Executive Officer delegates authority with the objective of ensuring that the work of the Corporation is done as simply, consistently and efficiently as possible, having regard to the best interests of the Corporation. To this end, the Chief Executive Officer will, from time to time, issue Chief Executive Officer’s Circulars which will promulgate policies and procedures for the organization and conduct of various classes of activity (e.g. budgetary control, procurement, leasing and property management, control of corporate documents etc.). These Circulars will, inter alia-

(a)	set out the limits of delegated authority; and

(b)	empower persons to whom such authority is delegated.

These Circulars can be accessed by staff on the Corporation’s Intranet.

322-330 (not used)

MANAGEMENT COMMITTEE (MCOM)

331 The Chief Executive Officer is delegated the authority to carry out all of the Corporation’s activities other than those reserved by the Managing Board under the Rules for Conduct of Corporation Business. The Chief Executive Officer has established the Management Committee (MCOM) to enable him to obtain a collective Management view on important issues. The CEO chairs MCOM and other members comprise the Senior Directors and Directors, General Manager - Corporate Affairs, and Company Secretary and General Counsel. The Deputy Company Secretary is the secretary to MCOM. General Managers and other staff may be invited to attend MCOM to present or discuss items of business pertaining to their areas of responsibility.

332 The MCOM meets weekly and its terms of reference are to-

(a)	represent Management;

(b)	review and reach a collective view on all Corporate strategies, objectives, organization structures, priorities, policies, etc;

(c)	review and discuss all matters/papers going forward to the Managing Board or its Committees;

(d)	review Corporate/Divisional performance;

(e)	discuss senior staff issues; and

(f)	share information.

333-400 (not used)

Page 10